UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
March 9, 2011

AKEENA SOLAR, INC. (d/b/a Westinghouse Solar) (Exact name of registrant as specified in its charter)
Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101, Campbell, California 95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Akeena Solar, Inc. d/b/a Westinghouse Solar (“Westinghouse Solar” or the “Company”), received written notification on March 9, 2011 of the determination by the NASDAQ Listing Qualifications Panel (the “Panel”) to grant the Company’s request to remain listed on The NASDAQ Capital Market, subject to compliance with various conditions, including that the Company maintain a closing bid price of $1.00 per share or more for a minimum of ten consecutive trading days, on or before April 30, 2011.

As previously disclosed, the Company received written notification on December 29, 2010 from the Listing Qualifications Department of The NASDAQ Stock Market LLC stating their determination that the Company’s common stock is subject to delisting from The NASDAQ Capital Market, pending the Company’s opportunity to request a hearing before the Panel, because the minimum bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days and the Company was therefore not in compliance with the minimum bid price requirement for continued listing set forth in Listing Rule 5550(a)(2).

The Company requested a hearing before the Panel, which stayed any action with respect to the staff determination and allowed the continued listing of the Company’s common stock until the Panel rendered its decision.

At a  hearing held before the Panel on February 3, 2011, the Company presented its plan to regain compliance, and requested that the Panel allow the Company additional time.  As part of its plan to regain compliance, the Company indicated that it expected to raise additional capital through a sale of stock and warrants.  As announced on February 17, 2011, the Company has effected a private placement of units consisting of convertible preferred stock and warrants to purchase common stock, with gross proceeds of $3.6 million.  The Company also indicated at the hearing that it would seek to hold its annual stockholder meeting on March 31, 2011, and would seek stockholder approval of a reverse stock split, in a ratio of between 1:2 and 1:8, and promptly implement an appropriate reverse stock split following the stockholder meeting, assuming that the proposal is approved by the stockholders and that the Company’s closing bid price has continued to be below $1.00 per share.  The Company filed a definitive proxy statement on March 3, 2011 with respect to the 2011 Annual Meeting of Stockholders to be held on March 31, 2011.

Although the Panel has granted the Company’s request to allow the Company to remain listed on The NASDAQ Capital Market and for additional time in which to regain compliance with Listing Rule 5550(a)(2) and other relevant listing requirements, the Company must return to compliance with those listing requirements in a manner satisfactory to the Panel, on or before April 30, 2011.  In the event that the Company is not able to demonstrate compliance with all the requirements for continued listing by April 30, 2011, its common stock will be subject to delisting from The NASDAQ Capital Market.  The Company is hopeful that its stockholders will approve the reverse stock split proposal at the upcoming annual meeting; however, there is no guarantee that such approval will occur, or that implementation of a reverse stock split will cause the Company’s closing bid price to be not less than $1.00 per share for the required period of time by April 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2011	AKEENA SOLAR, INC.
By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Financial Officer